Exhibit 5.1
767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

February 26, 2020

Apergy Corporation

2445 Technology Forest Blvd., 12th Floor
The Woodlands, TX 77381

Ladies and Gentlemen:

We have acted as counsel to Apergy Corporation, a Delaware corporation (the “Company”) in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (as amended and together with all exhibits thereto, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of an aggregate of up to 127,199,346 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), to be issued pursuant to, and in connection with the transactions contemplated by, the Agreement and Plan of Merger and Reorganization, dated as of December 18, 2019 (the “Agreement”), by and among the Company, Ecolab Inc., and Athena Merger Sub, Inc., which Agreement is described in the Registration Statement and included as Exhibit 2.1 thereto.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the draft Registration Statement, the Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement.

The opinion expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

Based on the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective under the Act by order of the Commission, and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this letter as Exhibit 5.1 to the Registration Statement and to any and all references to our firm under the heading “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP